Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of CRISPR Therapeutics AG for the registration of common shares, debt securities, warrants, units and subscription rights and to the incorporation by reference therein of our reports dated February 21, 2024, with respect to the consolidated financial statements of CRISPR Therapeutics AG, and the effectiveness of internal control over financial reporting of CRISPR Therapeutics AG, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 5, 2024